EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Kristin Ives
Director of Marketing
717.649.9702

JEFFREY RENNINGER NAMED PRESIDENT AND CHIEF OPERATING OFFICER OF

TOWER BANCORP, INC.

JANAK M. AMIN NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER

OF GRAYSTONE TOWER BANK

January 27, 2011 HARRISBURG, PA — Tower Bancorp, Inc. (NASDAQ:TOBC) announced that its Board of Directors has appointed Jeffrey Renninger to the position of president and chief operating officer of Tower Bancorp, Inc., and Janak M. Amin to the position of president and chief executive officer of Graystone Tower Bank, effective immediately.

Previous to the appointments, Mr. Amin was president and CEO of the Graystone Bank division of Graystone Tower Bank, and Mr. Renninger was executive vice president, chief operating officer of Tower Bancorp, Inc. Prior to the election of Renninger, Andrew Samuel, chairman and CEO of Tower Bancorp, Inc., also held the title of president. In their new roles, Renninger will be responsible for overseeing all the operating functions of the organization, while Amin will oversee Graystone Tower Bank’s three banking divisions: Graystone Bank, Tower Bank, and 1N Bank.

“Jeff and Janak are accomplished and respected leaders, and we are grateful for their contributions to our organization,” said Andrew Samuel, chairman and CEO. “These recent changes to our senior leadership structure will serve our organization well as we look toward a future of controlled and sustained growth.”

Mr. Renninger has more than 25 years of industry experience and is one of the founders who established Graystone Bank in November of 2005. Previous to establishing the organization, he was President of the Lancaster/Lebanon Region of a Harrisburg, Pennsylvania, based financial institution with over $5 billion in assets. Mr. Renninger has served as a Director of the United Way of Lancaster County, Director of Pennsylvania College of Art, and Director of Bent Creek’s Finance Committee. He currently serves as President and member of the executive committee of Junior Achievement of Central Pennsylvania, Director of Lancaster City Keystone Innovation Zone, and is a member on the Board of United Disability Services.

Mr. Amin is one of the founders who established Graystone Bank in November 2005. Previous to establishing the organization, Mr. Amin was president of the Capital Region of a Harrisburg, Pennsylvania, based financial institution with over $5 billion in assets, where he oversaw Retail and Commercial departments. Mr. Amin earned his undergraduate from Liverpool Business School (U.K.), and his MBA from Pennsylvania State University in 1993. An integral part of the community, Mr. Amin has served as a Director of the Leukemia Society of Central PA (and was awarded Man of the Year in 2004), Director of Penn State Alumni Board, Director of the Board of The Arc of Dauphin and Lebanon Counties, Director of The Harrisburg Symphony, Director of UCP of Central Pennsylvania, Director of Penn State Advisory Council and Chairman of Hari Temple. Mr. Amin currently serves on the Board of Holy Spirit Hospital where he is the Vice Chairman of Strategic Planning.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 49 branch offices in central and southeastern Pennsylvania and Maryland through three divisions, Graystone Bank, Tower Bank, and 1N Bank. Wealth Management and Trust Services are provided through Graystone Wealth Management, a division of Graystone Tower Bank. With total assets of approximately $2.7 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 550 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found at www.yourtowerbank.com, www.graystonebank.com, www.1nbank.com, and www.towerbancorp.com.

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